PRESS RELEASE	Exhibit 99.1
Investor Relations:        Media:
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PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT
MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE

NEW YORK, November 13, 2012 – Philip Morris International Inc. (NYSE/Euronext Paris: PM) Chairman and Chief Executive Officer, Louis Camilleri, addresses investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.
The presentation and Q&A session are being webcast live at www.pmi.com, in a listen-only mode, beginning at approximately 12 Noon Eastern Time. An archived copy of the webcast, together with slides, will be available on the same site. The presentation includes the following key highlights:

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PMI reaffirms its 2012 reported diluted EPS guidance range of $5.12 to $5.18 versus $4.85 in 2011. Excluding an estimated unfavorable impact of currency for the full year of $0.23 per share and previously reported adjustments of a $0.05 tax charge and $0.02 for asset impairment and exit costs, this guidance implies a growth rate of approximately 11%-12% compared to adjusted diluted EPS of $4.88 in 2011;

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International industry volume forecast through 2015, excluding China, ranges from stable to a continued modest annual decline of up to 1.3%; PMI expects further growth in non-OECD markets, driven mainly by favorable demographics, to be offset by a continued long-term decline in OECD markets; including China, PMI expects the international cigarette market to be stable to increasing by up to 1.1% a year;

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PMI’s organic volume up by 0.7% September year-to-date driven by the Asia and EEMA Regions and growth from eight of PMI’s top ten brands; PMI expects to meet its mid to long-term annual organic volume growth target of 1% for the full-year 2012;

•	PMI’s market share up by 0.4 points to 37.0% September year-to-date in PMI’s top 30 operating companies income markets;

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Pricing continues to be the key driver of PMI’s income growth despite current economic and regulatory challenges; on a year-to-date basis through September, PMI has achieved a pricing variance of $1.3 billion;

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PMI has completed an exploratory clinical study for the first of its three Next Generation Product (NGPs) platforms and plans to initiate a further eight in 2013; ground-breaking for PMI’s first NGP manufacturing facility in Europe planned to take place mid-2013; PMI plans a previously announced investment of €500-600 over three years to establish an initial annual NGP capacity of approximately 30 billion units; commercialization of NGPs planned for 2016-2017; and

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Since PMI’s spin-off in March 2008, the company has completed two share repurchase programs for a total of $25 billion and has increased its annual dividend by 84.8%; the latest dividend increase of 10.4% took place in September 2012 underscoring PMI’s confidence in the future.

The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute "forward-looking statements" within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance.
They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2012, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.
Adjusted diluted earnings per share of $4.88 in 2011 is calculated as reported diluted earnings per share of $4.85, less a $0.02 per share benefit for discrete tax items, plus a $0.05 per share charge related to asset impairment and exit costs.
The guidance excludes the impact of potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.
A glossary of terms and reconciliations of non-GAAP measures included in the presentation to the most comparable GAAP measures are provided either at the end of the presentation or are available on PMI’s web site.
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Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2011, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 28.1% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.